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Exhibit 21

US GOLD CORPORATION

Subsidiaries

Tonkin Springs Gold Mining Corporation, a Colorado corporation

U.S. Environmental Corporation, a Colorado corporation

US Gold Canadian Acquisition Corporation, an Alberta corporation

US Gold Alberta ULC, an Alberta unlimited liability company

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  Exhibit 21